UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2005

Cellegy Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Byberry Road, Bldg. 13 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 914-0900

1000 Marina Boulevard, Suite 300 Brisbane, California 94005
(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation

On December 1, 2005, Cellegy Pharmaceuticals, Inc. (“Cellegy” or the “Company”) received a notice from PDI, Inc. (“PDI”) (the “Notice”), notifying the Company that PDI considers that Cellegy is in default of the Secured Promissory Note and the Nonnegotiable Convertible Senior Note which were part of a settlement entered into between Cellegy and PDI on April 11, 2005 (collectively, the “Settlement Agreements”). PDI’s notice states that PDI believes that Cellegy is in material breach of the Secured Promissory Note as a result of Cellegy’s failure to notify PDI of the receipt of certain payments and of Cellegy’s failure to pay amounts to which PDI believes it is entitled. PDI also notified Cellegy that PDI believes that an outstanding principal amount of $2,900,000, plus default interest, of the Secured Promissory Note and outstanding principal amount of $3,500,000, plus default interest, of the Nonnegotiable Convertible Senior Note are immediately due and payable in cash pursuant to the “Event of Default” provisions of the Settlement Agreements.

As reported on November 15, 2005, Cellegy renegotiated its Exclusive License and Distribution Agreement with its licensee, ProStrakan Group plc., relating to Cellegy’s Rectogesic® product. Under the renegotiated agreement, ProStrakan assumed all responsibility for manufacturing and product support functions and will purchase the product directly from the manufacturer rather than purchasing from Cellegy under the terms of the original agreement. In return, ProStrakan paid Cellegy $2 million. PDI claims that it is entitled to $1 million of that payment. Cellegy does not agree that the payment made by ProStrakan falls within the definition of “Pledged Collateral” in the Settlement Agreements and related documents and does not believe that any amount is owed to PDI as a result of such payments.

Under the settlement between Cellegy and PDI, Cellegy issued a $3 million initial principal Secured Promissory Note to PDI, payable in 18 months, with earlier payments of amounts owed under the note required to be made to the extent of 50% of licensing fees, royalties or milestone payments (or, in each case, other payments in the nature thereof) received by Cellegy under Cellegy’s agreements or arrangements with respect to Cellegy’s Tostrex® (testosterone gel) and Rectogesic® (nitroglycerin ointment) products in territories outside of North America; 50% of licensing fees, royalties or milestone payments (or, in each case, other payments in the nature thereof) received by Cellegy under Cellegy’s agreements or arrangements with respect to Fortigel licensees in North American markets; and 10% of proceeds received by Cellegy in excess of $5 million from financing transactions.  These various payments are to be made until the amount owed under the note is paid in full.  Cellegy has previously made certain payments pursuant to these provisions and believes that the outstanding principal balance is $2.8 million. Cellegy’s obligations under the note are secured by a security interest, in favor of PDI, in Cellegy’s interests in the payments described above and any proceeds therefrom and certain related collateral.  Amounts owed under the note may be accelerated upon an event of default, which includes, but is not limited to, failure to pay any amount when due, certain kinds of bankruptcy filings or certain related actions or proceedings, an uncured material breach of Cellegy’s obligations under the note, the security interest no longer being a valid, perfected, first priority security interest, and a default in indebtedness of Cellegy with an aggregate principal amount in excess of $2 million that results in the maturity of such indebtedness being accelerated before its stated maturity.

Cellegy also issued to PDI a $3.5 million initial principal amount Nonnegotiable Convertible Senior Note due April 11, 2008.   Events of default under this note are generally similar to events of default under the Secured Promissory Note. By virtue of cross-default provisions, default of the Secured Promissory Note also constitutes an event of default under the Nonnegotiable Convertible Senior Note.

Under the terms of the Settlement Agreements and related documents, PDI may declare the outstanding principal amount of the notes, together with interest, if any, of the unpaid principal balance thereof, immediately due and payable upon any event of default of the Secured Promissory Note.

Item 8.01 Other Events

Based on the events described in Item 2.04 hereof, PDI has filed suit in United States District Court for the Southern District of New York requesting that the court declare that Cellegy has breached its obligations under the Secured Promissory Note and the Nonnegotiable Convertible Senior Note, order Cellegy to specifically perform its obligations under the settlement agreements, and award PDI damages in the amount of $6,400,000 plus default interest as well as certain other amounts. To the extent the information set forth under Item 2.04 hereof also applies to Item 8.01 of Form 8-K, such information is incorporated herein by reference.

Cellegy believes that it has not breached any of the provisions of the Settlement Agreements and believes that PDI’s claims are without merit. The Company plans to vigorously defend itself against the claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: December 5, 2005	By:	/s/ Robert J. Caso
Robert J. Caso
Vice President, Finance
(Duly Authorized Officer)